Exhibit 99.2

News Release	Energy Partners, Ltd. 201 St. Charles Avenue, Suite 3400 New Orleans, Louisiana 70170 (504) 569-1875

For Immediate Release To:	For Information Contact:
Analysts, Financial Community, Media	T.J. Thom (504) 799-4830
Al Petrie (504) 799-1953

EPL Announces Signing of Confidentiality Agreement with Stone Energy

New Orleans, Louisiana, May 26, 2006- Energy Partners, Ltd. (EPL) (NYSE:EPL) today said that it has entered into a confidentiality agreement with Stone Energy Corporation (Stone) (NYSE:SGY) to begin due diligence in conjunction with its proposed acquisition of Stone.

Richard A. Bachmann, EPL’s Chairman and CEO, commented,“EPL is pleased that Stone has quickly responded to us and will allow us to begin our due diligence process today. We look forward to completing this process quickly and are hopeful it will lead to a definitive merger agreement with the proposed transaction to close in the third quarter of 2006. We are excited about the prospect of creating a premier E&P company capable of generating considerable upside value for shareholders of both companies.”

Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana. The Company’s operations are focused along the U.S. Gulf Coast, both onshore in south Louisiana and offshore in the Gulf of Mexico.

Contacts
Investors:
T.J. Thom (504-799-4830) / Al Petrie (504-799-1953)
Energy Partners Ltd.

Media:
Eden Abrahams / Steve Frankel (212-355-4449)
Joele Frank, Wilkinson Brimmer Katcher

Any statements made in this news release, other than those of historical fact, about an action, event or development, which the Company hopes, believes or anticipates may or will occur in the future, are “forward-looking statements” under U. S. securities laws. Such statements are subject to various assumptions, risks and uncertainties, which are specifically described in our Annual Report on Form 10-K for fiscal year ended December 31, 2005 filed with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance or an assurance that the Company’s current assumptions and projections are valid. Actual results may differ materially from those projected.

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